UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Scientific Games Corporation
(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6601 Bermuda Road
Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 2) is being filed by Scientific Games Corporation (the “Company”) to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on June 19, 2017, as amended by the Form 8-A/A (Amendment No. 1) filed with the SEC on January 10, 2018.

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

On June 16, 2020, the Company amended (the “Amendment”) its Amended and Restated Rights Agreement, dated as of January 10, 2018, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Amended and Restated Rights Agreement”), to extend the term thereof to June 19, 2023 (subject to earlier expiration as described in the Amended and Restated Rights Agreement).

The Board of Directors of the Company will submit the extension of the Rights Agreement pursuant to the Amendment to a vote by the Company’s stockholders at the Company’s 2021 annual stockholders’ meeting.

The foregoing summary of the Amended and Restated Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Rights Agreement and the Amendment, copies of which are filed as Exhibits 4.1 and 4.2 hereto and are incorporated herein by reference.

ITEM 2. EXHIBITS

Exhibit No.	Description

3.1
Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.5 to Scientific Games Corporation’s Current Report on Form 8-K filed on January 10, 2018).

4.1
Amended and Restated Rights Agreement, dated as of January 10, 2018, between Scientific Games Corporation and American Stock Transfer & Trust Company, LLC which includes the Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Scientific Games Corporation as Exhibit A, the Form of Right Certificate as Exhibit B, the Summary of Rights to Purchase Shares of Preferred Stock of Scientific Games as Exhibit C and the Form of Consent to Jurisdiction as Exhibit D (incorporated by reference to Exhibit 4.3 to Scientific Games Corporation’s Current Report on Form 8-K filed on January 10, 2018).

4.2
Amendment to Amended and Restated Rights Agreement, dated as of June 16, 2020, between Scientific Games Corporation and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Scientific Games Corporation’s Current Report on Form 8-K filed on June 19, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Michael C. Eklund
	Name:	Michael C. Eklund
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Date: June 19, 2020